      Exhibit 99.1

                    Press Release

For More Information Contact:
John H. Howland
Executive Vice President & Chief Operating Officer
(203) 782-1100

Southern Connecticut Bancorp, Inc. to Sell New London Branch

New Haven, Connecticut (November 14, 2007) – Southern Connecticut Bancorp, Inc. (the “Company”), (AMEX:SSE), the holding company for The Bank of Southern Connecticut announced today the sale of The Bank of Southeastern Connecticut, a division of The Bank of Southern Connecticut located in New London, Connecticut.  The branch was purchased by Savings Institute Bank and Trust, a wholly-owned subsidiary of SI Financial Group, Inc. (NASDAQ Global Market: SIFI).

The Company determined to sell the branch based on the purchase price, the immediate expense savings, and the reduction in resources of the Company dedicated to the operation of the branch.  The purchase price to be received by the Company, based on current balances, will be approximately $800,000 at closing, with two additional payments of approximately $80,000 each on the three month and six month anniversary of the closing of the transaction.  The Company expects to realize expense savings of approximately $140,000 annually.  In addition, the Company expects additional interest income from the sale of the fixed assets and the premium received.

In connection with the transaction, the Company will be transferring approximately $10.5 million in deposits and $6.5 million in loans (based on balances as of October 31, 2007).  As of October 31, 2007, the net fixed assets being sold are approximately $650,000.  Between the purchase price and the sale of the fixed assets, The Bank of Southern Connecticut will realize an increase in earning assets (based on balances as of October 31, 2007) of approximately $1.61 million.  The transaction is expected to close during the first quarter of 2008 (subject to regulatory approval).

Michael M. Ciaburri, President and Chief Executive Officer commented, “New London is a vibrant market, and we feel it represents a compelling opportunity, but it is located outside of the primary market area of The Bank of Southern Connecticut.  This sale will afford the Company the opportunity to redeploy its resources from New London into the New Haven market.”

The sale of the New London branch is part of an overall profitability enhancement program and expense saving initiative instituted by the Board of Directors and management of the Company.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located in the greater New Haven area.  Southern Connecticut Bancorp owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut.  The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000.  The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products.  The Bank currently operates five branches, two in New Haven, Connecticut, one in Branford, Connecticut, one in North Haven, Connecticut, and one in New London, Connecticut (with the pending sale of the New London branch to SI Financial Group, Inc.).

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven and New London, Connecticut areas, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the company’s periodic public filings with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.